Sub-Item 77Q2


Nuveen California Dividend Advantage Municipal Fund 3
333-58712
811-10347


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that a Form 3 report, Initial Statement of Beneficial Ownership of Securities, on behalf of the officer listed below, was amended, due to an incorrect date on original Form 3.
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OFFICER:

James Ruane, filed amended Form 3 on March 31, 2009, accession number 0001225208-09-008987.